EXHIBIT 10.1

Kennametal Inc.
Markos I. Tambakeras
Chairman, President and
Chief Executive Officer
1600 Technology Way
P.O. Box 231
Latrobe, PA 15650-0231
Phone; 724-539-5894
Fax:724-539-6596
www.kennametal.Com

March 9, 2005

Ms. Cathy Smith
8357 Park Brook Drive
N. Richland Hills, TX 76180

Dear Cathy:

I am pleased to confirm our offer to you to join Kennametal Inc. as Executive Vice President & Chief Financial Officer, reporting to me.

Your starting base salary for this position will be $33,333.33 per month. You will participate in our PRIME bonus plan with a target bonus of 60% of base salary at achievement of the business plan. In addition, under the provisions of the PRIME bonus plan, should you elect to take your bonus (all or in part) in Kennametal stock, that portion will be increased by 25%. For above plan performance, the PRIME bonus can be as high as 200% of target. For the balance of the current fiscal year (FY05) we will guarantee your target bonus, a minimum of $l 30,000, which would be paid when FY05 bonuses are paid (August 2005).

You will receive an initial stock option award of 50,000 shares, which will vest over a four-year period, with one-half vesting on the second anniversary of your employment and the second-half vesting on the fourth anniversary. You will also receive a restricted stock grant 22,000 shares, which will vest over a four-year period, with one-half vesting on the second anniversary of your employment and the second-half vesting on your fourth anniversary. You will also be eligible to participate in the Stock Option, Restricted Stock, and Long Term Incentive Plan (Plan) awards in subsequent years. Your FY06 award, which will be given to you early in the fiscal year 2006, will be targeted at a value of $700,000, through a combination of stock options, restricted stock, and a 3-year cash LTIP. The stock and options will vest at 1/3 per year over 3 years. Voluntary termination within the first twelve months will result in forfeiture of the above options, grants, LTIP and bonus eligibility.

In addition, to help you reimburse your current employer for your prior relocation payment, you will receive a cash sign-on bonus of $200,000 shortly after your start date with Kennametal. Voluntary termination within the first two years will result in your having to pay that amount back to Kennametal in full.

As an officer of the corporation, you will participate in the Kennametal Inc. Supplemental Executive Retirement Plan. This nonqualified plan provides supplemental retirement benefits for our corporate officers to reach an appropriate total retirement goal. Initially the retirement goal will be 30% of salary and bonus, and it will increase thereafter based on increases in salary and bonus, plus years of service, at the rate one percent per year. The SERP document is enclosed.

CONFIDENTIAL

Also, you will receive Officer Life Insurance Plan coverage of $500,000, in addition to the life insurance coverage you may elect under our Flex Benefits Plan. Furthermore, you will be eligible to participate in our Officer Financial Planning Program, in which financial counseling is provided by a qualified third-party financial advisor, as well as our Executive Physical program.

You will, of course, be eligible to participate in Kennametal’s very extensive benefits program including insurance coverages, various savings programs, the retirement program, tuition reimbursement, etc. A comprehensive summary of these entitlements has been included for your review.

The Kennametal Executive Relocation Program provides for movement of household goods, home sale assistance, including home purchase, if necessary, a Lump Sum Allowance for home-finding, temporary living, and family en route, and tax gross-up on certain taxable relocation items. A copy of our relocation policy is enclosed.

This offer and your subsequent employment are contingent upon your successfully completing a pre-employment drug-screening test, as well as completion of your reference checks. Also, please complete and return the enclosed application form.

Final acceptance and approval would be subject to a written agreement between Kennametal and you. Upon election as a corporate officer by the Board of Directors, you will receive an Officer Employment Agreement.

Cathy, I am confident that your talent, experience and energy will enable you to make long-term and significant contribution to Kennametal. I am particularly excited at the prospect of having you on the top team, as we work together to continue to unlock the great potential of Kennametal. Please indicate your acceptance of this offer by signing and returning this letter to me as soon as possible. You may fax it to me at 724-539-6596.

If you have any additional questions or concerns, please call me.

Sincerely,

Markos I. Tambakeras
Chairman, President, & Chief Executive Officer

ACCEPTED:

Signature

Date 3/9/05